CERTIFICATION OF

AMENDMENT NO. 2 TO BY-LAWS OF ALPINE EQUITY TRUST

The undersigned, being the Secretary of Alpine Equity Trust (the “Trust”), a Massachusetts business trust, hereby certifies that the Trustees of the Trust have duly adopted the following amendment to the Trust’s By-Laws dated October 1988, as amended September 28, 1998 (“By-Laws”), at their meeting on the 31st day of July, 2015 in accordance with Article XIV of the By-Laws:

Article III, Section 3.4 is replaced in its entirety as follows:

Section 3.4 Quorum; Adjournments.  Except as otherwise provided by law, by the Declaration or by these By-Laws, at all meetings of Shareholders the holders of a majority of the Shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum for the transaction of business; but this section shall not affect any applicable requirement of law or the Declaration for the vote necessary for the adoption of any measure.  In the absence of a quorum, a majority in interest of the Shareholders present in person or represented by proxy and entitled to vote thereat shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting until such quorum shall be present; and at any meeting at which a quorum shall be present, a majority in interest of the Shareholders present in person or represented by proxy and entitled to vote  at such meeting shall have the power to adjourn the meeting from time to time without notice other than announcement at such meeting; provided, however, that written notice shall be given as required by Section 3.3 if such meeting is adjourned to a date more than one hundred twenty (120) days after the originally scheduled meeting.  At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted had a quorum been present at the time originally fixed for the meeting.

Article III, Section 3.7 is replaced in its entirety as follows:

SECTION 3.7 Proxies.  At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Trustees or officers may direct, for verification prior to the time at which such vote shall be taken.  In connection with the solicitation of proxies by the Trustees, a Shareholder may give instructions, through telephonic or electronic methods of communication or via the Internet, for another person to execute his or her proxy if, in each case, such method has been authorized by the Trust by its officers, and pursuant in each case to procedures established or approved by the officers of the Trust or agents employed by the Trust for such purpose as reasonably designed to verify that such instructions have been authorized by such Shareholder; and the placing of a Shareholder’s name on a proxy pursuant to such instructions shall constitute execution of such proxy by or on behalf of such Shareholder. Proxies may also be submitted via facsimile if such method has been authorized by the Trust by its officers, and pursuant to procedures established or approved by the officers of the Trust or agents employed by the Trust for such purpose.  Pursuant to a vote of the Trustees, proxies may be solicited in the name of one or more Trustees and/or one or more of the officers of the Trust.  When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share, but shall be counted as present at the meeting for all other purposes.  A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.  If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, such Share may be voted by such guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any postponement or adjournment of a meeting, and no proxy shall be valid after eleven months from its date. A Shareholder who has submitted a proxy may revoke or withdraw the proxy with respect to any matter to be considered at a meeting or any adjournment or postponement thereof if such revocation or withdrawal is properly received prior to the vote on that matter, by delivering a duly executed proxy bearing a later date or by attending the meeting or the adjournment or postponement thereof and voting in person on the matter or matters.

Article VIII, Sections 8.1 is hereby replaced in its entirety as follows:

SECTION 8.1 Certificates for Shares.  The Trust does not issue certificates representing and certifying the number of Shares held by a shareholder in the Trust.

Article VIII, Sections 8.2 is hereby replaced in its entirety as follows:

SECTION 8.2 Transfers of Shares.  Shares of the Trust shall be transferred by recording the transaction on the books of the Trust maintained by its Transfer Agent upon presentation of proper evidence of succession, assignment or authority to transfer.

The Trust shall be entitled to treat the holder of record of any Share or Shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law.

Article VIII, Sections 8.4 is hereby removed in its entirety and reserved.

Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, this Certification of Amendment to the Trust’s By-Laws was executed as of 4th, day of August, 2015.

/s/ Andrew Pappert

Andrew Pappert

Secretary